                                 SCHEDULE 14A
                                (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

  PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF
                                     1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

                                          [_] CONFIDENTIAL, FOR USE OF THE
Check the appropriate box:                    COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14a-6(e)(2))

[_] Preliminary Proxy Statement

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                                 CARDIMA, INC.
             -----------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

             -----------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1) Title of each class of securities to which transaction applies:
   --------------------------------------------------------------------------

  (2) Aggregate number of securities to which transaction applies:
   --------------------------------------------------------------------------

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
   --------------------------------------------------------------------------

  (4) Proposed maximum aggregate value of transaction:
   --------------------------------------------------------------------------

  (5) Total fee paid:
   --------------------------------------------------------------------------

[_] Fee paid previously with preliminary materials.
    -------------------------------------------------------------------------

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid:
   --------------------------------------------------------------------------

  (2) Form, Schedule or Registration Statement No.:
   --------------------------------------------------------------------------

  (3) Filing Party:
   --------------------------------------------------------------------------

  (4) Date Filed:
   --------------------------------------------------------------------------

Notes:

                                 CARDIMA, INC.

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                               ----------------

                            TO BE HELD MAY 19, 1998

  Notice is hereby given that the Annual Meeting of Stockholders (the "Annual Meeting") of Cardima, Inc., a Delaware corporation (the "Company"), will be held at the principal executive offices of the Company, located at 47266 Benicia Street, Fremont, California 94538 on Tuesday, May 19, 1998, at 10:00 a.m., local time, for the following purposes:

  1. To elect a Board of five (5) directors of the Company to serve until the next Annual Meeting of Stockholders or until their respective successors are elected and qualified;

  2. To ratify the appointment of Ernst & Young LLP as the independent auditors of the Company for the fiscal year ending December 31, 1998;

  3. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

  The foregoing items of business, including the nominees for directors, are more fully described in the Proxy Statement which is attached and made a part of this Notice.

  The Board of Directors has fixed the close of business on March 31, 1998 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

  All stockholders are cordially invited to attend the Annual Meeting in person. However, whether or not you expect to attend the Annual Meeting in person, you are urged to mark, date, sign and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope provided to ensure your representation and the presence of a quorum at the Annual Meeting. If you send in your proxy card and then decide to attend the Annual Meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the Proxy Statement.

                                          By Order of the Board of Directors,

                                          Ronald E. Bourquin
                                          Secretary

Fremont, California
April 23, 1998


                                   IMPORTANT

   WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. IF A QUORUM IS NOT REACHED, THE COMPANY WILL HAVE THE ADDED EXPENSE OF RE-ISSUING THESE PROXY MATERIALS. IF YOU ATTEND THE MEETING AND SO DESIRE, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

                        THANK YOU FOR ACTING PROMPTLY.

                                 CARDIMA, INC.
                47266 BENICIA STREET, FREMONT, CALIFORNIA 94538

                                PROXY STATEMENT

GENERAL

  This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Board") of Cardima, Inc., a Delaware corporation (the "Company"), of proxies in the enclosed form for use in voting at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at the principal executive offices of the Company, located at 47266 Benicia Street, Fremont, California 94538 on Tuesday, May 19, 1998 at 10:00 a.m., local time, and any adjournment or postponement thereof.

  This Proxy Statement, the enclosed proxy card and the Company's Annual Report to Stockholders for the year ended December 31, 1997, including financial statements, were first mailed to stockholders entitled to vote at the meeting on or about April 23, 1998.

REVOCABILITY OF PROXIES

  Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company (Attention:
Phillip C. Radlick, Ph.D. or Ronald E. Bourquin, Inspectors of Election) a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

RECORD DATE; VOTING SECURITIES

  The close of business on March 31, 1998 has been fixed as the record date (the "Record Date") for determining the holders of shares of Common Stock of the Company entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, the Company had approximately 8,170,729 shares of Common Stock outstanding and held of record by approximately 1,941 stockholders.

VOTING AND SOLICITATION

  Each outstanding share of Common Stock on the Record Date is entitled to one vote on all matters. Shares of Common Stock may not be voted cumulatively.

  Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Inspectors of Elections (the "Inspectors") with the assistance of the Company's transfer agent. The Inspectors will also determine whether or not a quorum is present. The nominees for election as directors at the Annual Meeting will be elected by a plurality of the votes of the shares of Common Stock present in person or represented by proxy at the meeting. All other matters submitted to the stockholders will require the affirmative vote of a majority of shares present in person or represented by proxy at a duly held meeting at which a quorum is present as required under Delaware law for approval of proposals presented to stockholders. In general, Delaware law provides that a quorum consists of a majority of the shares entitled to vote and present in person or represented by proxy. The Inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum and as votes against any matter submitted to the stockholders for a vote. Any proxy that is returned unmarked as to a particular item will be voted FOR the election of directors, FOR ratification of the appointment of the designated independent auditors and as the proxy holders deem advisable on other matters that may come before the meeting. If a broker indicates on the enclosed proxy or its substitute that it does not have discretionary authority as to certain shares to vote on a particular matter ("broker non-votes"), those shares will not be considered as present with respect to that matter. The Company believes that the tabulation procedures to be followed by the Inspector are consistent with the general statutory requirements in Delaware concerning voting of shares and determination of a quorum.

  The solicitation of proxies will be conducted by mail and the Company will bear all attendant costs. These costs will include the expense of preparing and mailing proxy solicitation materials for the Annual Meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation materials regarding the Annual Meeting to beneficial owners of the Company's Common Stock. The Company may conduct further solicitation personally, telephonically, by facsimile or via electronic mail through its officers, directors and employees, none of whom will receive additional compensation for assisting with the solicitation.

     DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

  Proposals of stockholders intended to be presented at the Company's 1999 Annual Meeting of Stockholders must be received by the Company no later than January 14, 1999.

                                PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

NOMINEES

  At the Annual Meeting, the stockholders will elect a Board of five (5) directors to serve until the next Annual Meeting of Stockholders or until their respective successors are elected and qualified. In the event any nominee is unable or unwilling to serve as a director at the time of the Annual Meeting, the proxies may be voted for the balance of those nominees named and for any substitute nominee designated by the present Board or the proxy holders to fill such vacancy, or for the balance of the nominees named without nomination of a substitute, or the size of the Board may be reduced in accordance with the Bylaws of the Company. Director Joseph S. Lacob, a member of the Board of Directors since 1993, has indicated that he will not stand for re-election to the Board of Directors at the Annual Meeting. Accordingly, Mr. Lacob has submitted his resignation from the Board, effective immediately prior to the Annual Meeting. The Board has no reason to believe that any of the nominees named below will be unable or unwilling to serve as a director if elected.

  Assuming a quorum is present, the five nominees receiving the highest number of affirmative votes of shares entitled to be voted for them will be elected as directors of the Company for the ensuing year. Unless marked otherwise, proxies received will be voted FOR the election of each of the five nominees named below. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as will ensure the election of as many of the nominees listed below as possible, and, in such event, the specific nominees to be voted for will be determined by the proxy holders.

  The names of the nominees, their ages as of March 31, 1998 and certain other information about them are set forth below:

 NAME OF NOMINEE               AGE     PRINCIPAL OCCUPATION      DIRECTOR SINCE
 ---------------               ---     --------------------      --------------
 Phillip C. Radlick, Ph.D. ..   60 President and Chief                1994
                                   Executive Officer of the
                                   Company
 Gabriel B. Vegh.............   58 Chief Operating Officer and        1992
                                   Executive Vice President of
                                   the Company
 Michael J.F. Du Cros........   60 Partner of Atlas Venture           1997
                                   and General Partner of
                                   Aspen Venture Partners,
                                   L.P.
 Neal Moszkowski.............   32 Vice President, Principal          1997
                                   Investment Area, Goldman,
                                   Sachs & Co.
 Charles P. Waite, Jr. ......   42 General Partner of Olympic         1996
                                   Venture Partners

  There are no family relationships among any of the directors or executive officers of the Company.

  Dr. Radlick has been the President, Chief Executive Officer and a Director of Cardima since November 1994. Prior to joining the Company, from November 1992 until October 1994, Dr. Radlick was the President and Chief Executive Officer of Hepatix, Inc., a start-up medical device company. From November 1986 until November 1992, Dr. Radlick was the President of Edward's Cardiovascular Surgery Division, a division of Baxter Healthcare responsible for the development, manufacture and sale of cardiovascular products. Dr. Radlick received a B.S. in Chemistry and a Ph.D. in Organic Chemistry from the University of California, Los Angeles.

  Mr. Vegh, the founder of the Company, has been a Director of Cardima since November 1992. Mr. Vegh has been the Chief Operating Officer of Cardima since November 1994, and its Executive Vice President since January 1995. From May 1993 until November 1994, Mr. Vegh was the Company's President, and from May 1993 until July 1996, he served as the Company's Chief Financial Officer. Prior to joining the Company, from August 1985 until May 1993, Mr. Vegh was the Vice President, Operations of Target Therapeutics, Inc. ("Target," now a division of Boston Scientific Corporation ("Boston Scientific")); and from February 1983 until August 1985, Mr. Vegh was General Manager, Pilot Operations of Advanced Cardiovascular Systems, Inc. ("ACS," now a division of Guidant Corporation). Mr. Vegh received a B.S. in Mechanical Engineering from the New Jersey Institute of Technology.

  Mr. Du Cros has served as a Director of Cardima since March 1997. Mr. Du Cros has served as a partner of Atlas Venture, a venture capital firm, since 1993, and as a general partner of Aspen Venture Partners, L.P., a limited partnership formed to carry on the venture capital activities of 3i Ventures in the United States, since 1991. Mr. Du Cros served as Chief Executive Officer of Protein Databases, Inc., a life sciences instrumentation company, from 1984 to 1988. Mr. Du Cros received a B.Sc. in Industrial Chemistry from the City University of London.

  Mr. Moszkowski has served as a Director of Cardima since March 1997. Since 1997, Mr. Moszkowski has been a Vice President in the Principal Investment Area of Goldman, Sachs & Co. Prior to joining Goldman, Sachs & Co. in 1993, Mr. Moszkowski was enrolled in the Standard University Graduate School of Business. Mr. Moszkowski received a B.A. from Amherst College and a M.B.A. from the Stanford University Graduate School of Business.

  Mr. Waite has served as a Director of Cardima since February 1996. Mr. Waite joined Olympic Venture Partners, a venture capital firm, as a general partner in 1987, having previously been a general partner at Hambrecht & Quist Venture Partners from 1984 to 1987. Mr. Waite also serves as a director of CellPro, Inc. and Verity, Inc., which develops and markets tools for locating information on the Internet and other databases. He received an A.B. in History from Kenyon College and a M.B.A. from Harvard University.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

  During the period from January 1, 1997 through December 31, 1997 (the "last fiscal year"), the Board met 11 times and, except for director Neal Moszkowski, who attended seven of the 11 meetings of the entire Board, no director attended fewer than 75% of the aggregate number of meetings of the Board and meetings of the committees of the Board on which he serves. The Board has an Audit Committee and a Compensation Committee. The Board does not have a nominating committee or a committee performing the functions of a nominating committee. Although there are no formal procedures for stockholders to nominate persons to serve as directors, the Board will consider nominations from stockholders, which should be addressed to Ronald E. Bourquin at the Company's address set forth above.

  The Audit Committee currently consists of directors Michael J.F. Du Cros and Joseph S. Lacob and held one meeting during the last fiscal year. The Audit Committee recommends the engagement of the firm of certified public accountants to audit the financial statements of the Company and monitors the effectiveness of the audit effort, the Company's financial and accounting organization and its system of internal accounting controls.

  The Compensation Committee currently consists of directors Joseph S. Lacob and Charles P. Waite, Jr., and held one meeting during the last fiscal year. Its functions are to establish and administer the Company's policies regarding annual executive salaries and cash incentives and long-term equity incentives. The Compensation Committee administers the Company's 1993 Stock Option Plan, 1997 Directors' Stock Option Plan and 1997 Employee Stock Purchase Plan.

COMPENSATION OF DIRECTORS

  Directors currently receive no cash fees for services provided in that capacity but are reimbursed for reasonable expenses incurred in connection with attendance at meetings of the Board. The Company's 1997 Directors' Stock Option Plan (the "Directors' Plan") provides that each person who becomes a nonemployee director of the Company will be granted a nonstatutory stock option to purchase 20,000 shares of Common Stock on the date on which the optionee first becomes a nonemployee director of the Company. Thereafter, on the date of each annual meeting of the Company's stockholders at which such director is elected, each such nonemployee director shall be granted an additional option to purchase 2,000 shares of Common Stock if, on such date, he or she shall have served on the Company's Board of Directors for at least three months. Each of the nominees for director will have served for more than three months at the time of the Annual Meeting, and so will receive options to purchase 2,000 shares of the Company's Common Stock under the Directors' Plan if they are reelected to the Board at the Annual Meeting. As of March 31, 1998 no shares had been issued under this plan.

RECOMMENDATION OF THE BOARD:

                        THE BOARD RECOMMENDS A VOTE FOR
                   THE ELECTION OF ALL NOMINEES NAMED ABOVE.

                                PROPOSAL NO. 2

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

  Ernst & Young LLP has served as the Company's independent auditors since 1993 and has been appointed by the Board to continue as the Company's independent auditors for the fiscal year ending December 31, 1998. In the event that ratification of this selection of auditors is not approved by a majority of the shares of Common Stock voting at the Annual Meeting in person or by proxy, the Board will reconsider its selection of auditors.

  A representative of Ernst & Young LLP is expected to be present at the Annual Meeting. This representative will have an opportunity to make a statement and will be available to respond to appropriate questions.

RECOMMENDATION OF THE BOARD:

              THE BOARD RECOMMENDS A VOTE FOR RATIFICATION OF THE
         APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT
            AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1998.

      COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth information that has been provided to the Company with respect to beneficial ownership of shares of the Company's Common Stock as of March 31, 1998 for (i) each person who is known by the Company to own beneficially more than five percent of the outstanding shares of Common Stock, (ii) each director and nominee of the Company, (iii) each of the executive officers named in the Summary Compensation Table of this proxy statement (the "Named Executive Officers"), and (iv) all directors and executive officers of the Company as a group.

                                         SHARES BENEFICIALLY     PERCENT OF
NAME AND ADDRESS                              OWNED(1)       COMMON STOCK(1)(2)
----------------                         ------------------- ------------------
Kleiner Perkins Caufield & Byers VI(3).       1,252,056             15.4%
 2750 Sand Hill Road
 Menlo Park, CA 94025
The Goldman Sachs Group, L.P.(4).......       1,132,050             13.9
 85 Broad Street
 New York, New York 10004
Target Therapeutics Corporation(5).....         786,380              9.6
 47201 Lakeview Blvd.
 Fremont, CA 94537
Atlas Venture(6).......................         554,373              6.8
 222 Berkeley Street
 Boston, MA 02116
Chase Venture Capital Associates,
 L.P. .................................         505,069              6.2
 380 Madison Avenue, 12th Floor
 New York, New York 10017
T. Rowe Price Associates, Inc.(7)......         500,000              6.1
 100 East Pratt Street
 Baltimore, MD 21202
New Enterprise Associates V, L.P.(8)...         477,645              5.9
 1119 St. Paul Street
 Baltimore, MD 21202
Olympic Venture Partners III, L.P.(9)..         443,500              5.4
 2420 Carillon Point
 Kirkland, WA 98033
Phillip C. Radlick, Ph.D.(10)..........         209,851              2.6
Gabriel B. Vegh(11)....................         269,325              3.3
Allan L. Abati, Ph.D.(12)..............          63,821                *
Omar Amirana, M.D.(13).................          97,997              1.2
Ronald E. Bourquin(14).................          47,216                *
Joseph S. Lacob(3).....................       1,252,056             15.4
Michael J.F. Du Cros(6)................         554,373              6.8
Neal Moszkowski(4).....................               *                *
Charles P. Waite, Jr.(9)...............         443,500              5.4
All Directors and executive officers as
 a group (11 persons)(15)..............       4,196,257             51.5

--------
  *  Less than 1%.

 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In determining the number of shares beneficially owned by a person, options or warrants to purchase Common Stock held by that person that are currently exercisable, or become exercisable within 60 days following March 31, 1998, are deemed outstanding; however, such shares are not deemed outstanding for purposes of computing the percentage ownership of any other person. The Company believes that all of the persons named in this table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and except as indicated in the other footnotes to this table.

 (2) As of March 31, 1998, 8,170,729 shares of Common Stock were issued and outstanding.

 (3) Includes 317,321 shares issuable upon the exercise of outstanding warrants held by Kleiner Perkins Caufield & Byers VI, L.P., a California limited partnership ("KPCB VI"), and exercisable within 60 days of March 31, 1998. Joseph S. Lacob, a director of the Company, is a general partner of KPCB VI Associates, L.P., the general partner of Kleiner Perkins Caufield & Byers VI, L.P., and, as such, may be deemed to share voting and investment power with respect to such shares. Mr. Lacob disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest in such shares. Mr. Lacob has submitted his resignation from the Board, effective immediately prior to the Annual Meeting. Beneficial ownership calculation is based solely on a review of
     Schedule 13G filings made with the Securities and Exchange Commission. Such filings set forth beneficial ownership as of December 31, 1997.

 (4) Represents 1,132,050 shares owned by certain investment partnerships, of which affiliates of The Goldman Sachs Group, L.P. ("GS Group") are the general partner, managing general partner or investment manager. Includes 710,248 shares held by GS Capital Partners II, L.P., 282,333 shares held by GS Capital Partners II Offshore, L.P., 26,151 shares held by Goldman, Sachs & Co. Verwaltungs GmbH, 76,280 shares held by Stone Street Fund 1997, L.P. and 37,038 shares held by Bridge Street Fund 1997, L.P. Each of such investment partnership shares voting and investment power with certain of its respective affiliates, Mr. Moszkowski, a director of the Company, is a Vice President of Goldman, Sachs & Co., the general partner of which is GS Group. Mr. Moszkowski has no beneficial ownership of such shares.

 (5) Includes 13,370 shares issuable upon the exercise of outstanding warrants exercisable within 60 days of March 31, 1998.

 (6) Includes 304,907 shares held by Atlas Venture Fund II, L.P. and 249,466 shares held by Atlas Venture Europe Fund B.V. Mr. Du Cros, a director of the Company, is a limited partner of Atlas Venture Associates II, L.P., the general partner of Atlas Venture Fund II, L.P. The shares of each of these funds may be deemed to be beneficially owned by the others, because the parent entity of Atlas Venture Europe Fund B.V., Atlas Investerings Groep N.V., holds an approximate 80% interest in Atlas Venture Fund II, L.P. Mr. Du Cros disclaims beneficial ownership of such shares except to the extent of his pecuniary interests. Beneficial ownership calculation is based solely on a review of Schedule 13G filings made with the Securities and Exchange Commission. Such filings set forth beneficial ownership as of December 31, 1997.

 (7) Their securities are owned by various individual and institutional investors, which T. Rowe Price Associates, Inc. ("Price Associates") serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. Beneficial ownership calculation is based solely on a review of Schedule 13G filings made with the Securities and Exchange Commission. Such filings set forth beneficial ownership as of December 31, 1997.

 (8) Includes 400,493 shares held by New Enterprise Associates V, L.P. ("NEA V"), 16,502 shares held by Catalyst Ventures, Limited Partnership, issuable upon the exercise of outstanding warrants exercisable within 60 days of March 31, 1998 and 60,650 shares held by ONSET Partners, Limited Partnership, issuable upon the exercise of outstanding warrants exercisable within 60 days of March 31, 1998. Some of the general partners of NEA Partners V, Limited Partnership, the general partner of NEA V, are also the general partners of NEA Partners IV, Limited Partnership, the general partner of New Enterprise Associates IV, Limited Partnership, which is a general partner of Catalyst, and as such, may be deemed to share voting and investment power with respect to such shares. Beneficial ownership of such shares is disclaimed except to the extent of the respective pecuniary interests in such shares. Beneficial ownership calculation is based solely on a review of Schedule 13G filings made with the Securities and Exchange Commission. Such filings set forth beneficial ownership as of December 31, 1997.

 (9) Includes 421,326 shares held by Olympic Venture Partners III, L.P. and 22,174 shares held by OVP III Entrepreneurs Fund. Mr. Waite, a director of the Company, is a general partner Olympic Venture Partners III, L.P., the general partner of Olympic Venture Partners III, L.P. and OVP III Entrepreneurs Fund, and, as such, may be deemed to share voting and investment power with respect to such shares. Mr. Waite disclaims beneficial ownership of such shares except to the extent of his pecuniary interest in such shares. Beneficial ownership calculation is based solely on a review of Schedule 13G filings made with the Securities and Exchange Commission. Such filings set forth beneficial ownership as of December 31, 1997.

(10) Includes 209,851 shares issuable upon exercise of options exercisable within 60 days of March 31, 1998.

(11) Includes 143,184 shares issuable upon exercise of options and 37,301 shares issuable upon the exercise of outstanding warrants exercisable within 60 days of March 31, 1998.

(12) Includes 63,821 shares issuable upon exercise of options exercisable within 60 days of March 31, 1998.

(13) Includes 93,977 shares issuable upon exercise of options exercisable within 60 days of March 31, 1998.

(14) Includes 46,826 shares issuable upon exercise of options exercisable within 60 days of March 31, 1998.

(15) Includes shares referred to in footnotes (3)-(4), (6), (9) and (10)-(14).

                      COMPENSATION OF EXECUTIVE OFFICERS

  The following table shows the compensation received by (a) the individual who served as the Company's Chief Executive Officer during the fiscal year ended December 31, 1997; (b) the four other most highly compensated individuals who served as an executive officer of the Company during the fiscal year ended December 31, 1997; and (c) the compensation received by each such individual for the Company's preceding fiscal year.

                          SUMMARY COMPENSATION TABLE

                                                              LONG-TERM
                                                            COMPENSATION
                                                           ---------------
                                    ANNUAL COMPENSATION        AWARDS
                                    ---------------------  ---------------
                                                             SECURITIES
                           FISCAL                            UNDERLYING       ALL OTHER
NAME & PRINCIPAL POSITION   YEAR    SALARY($)   BONUS($)   OPTIONS/SARS(#) COMPENSATION($)
-------------------------  ------   ----------  ---------  --------------- ---------------
                                       (1)         (2)                           (3)
Phillip C. Radlick, Ph.D.
 (4).....................   1997        195,344     25,000      75,000             --
 President, Chief           1996        177,832     25,000     127,559          29,718
 Executive Officer and
 Director
Gabriel B. Vegh (5)......   1997        175,417        --       75,000             --
 Executive Vice             1996        166,561     60,000     127,559             --
 President, Chief
 Operating Officer and
 Director
Allan L. Abati, Ph.D. ...   1997        140,385        --       15,000             --
 Vice President,            1996(6)     116,383        --       60,696         111,884
 Regulatory Affairs,
 Clinical Programs and
 Quality Assurance
Omar Amirana, M.D. ......   1997        119,905        --       25,000             --
 Vice President,            1996        110,173     15,000      50,286             --
 Marketing
Ronald E. Bourquin.......   1997        115,830     15,000      15,000             --
 Vice President and Chief   1996(6)      44,851     15,000      43,701             --
 Financial Officer

--------
(1) Includes amounts deferred under the Company's 401(k) plan.

(2) Includes bonuses earned in the indicated year and paid in the subsequent year. Excludes bonuses paid in the indicated year but earned in the preceding year.

(3) Stated amounts represent (a) a relocation expense reimbursement in the amount of $29,718 to Dr. Radlick and (b) a relocation expense reimbursement in the amount of $111,884 to Dr. Abati.

(4) In October, 1994, the Company entered into an employment agreement with Dr. Radlick which provides for, among other things, an annual salary of $175,000, bonus compensation as may from time to time be awarded by the Board of Directors and participation in all employee benefit plans sponsored by the Company. Additionally, if Dr. Radlick's employment is terminated other than for "good cause" (as defined in the employment agreement), Dr. Radlick shall immediately resign from all positions with the Company and enter into a six month consulting arrangement with the Company. Stock options held by Dr. Radlick would continue to vest over such six month period. Under this consulting arrangement, Dr. Radlick would be paid a consulting fee in an amount equal to the salary in effect at the time of his resignation, and would be eligible to continue to receive Company benefits. If Dr. Radlick were to obtain new employment during such period, the consulting fee payable to Dr. Radlick would be reduced by the amount of compensation payable to Dr. Radlick under such new arrangement.

(5) In May 1993, the Company entered into an employment agreement with Mr. Vegh which provides for, among other things, an annual salary, bonus compensation as may from time to time be awarded by the Board of Directors and participation in all employee benefit plans sponsored by the Company. Additionally, if Mr. Vegh's employment is terminated other than for "good cause" (as defined in the employment agreement), Mr. Vegh shall immediately resign from all positions with the Company and enter into a six month consulting arrangement with the Company. Stock options held by Mr. Vegh would continue to vest over such six month period. Under this consulting arrangement, Mr. Vegh would be paid a consulting fee in an amount equal to the salary in effect at the time of his resignation, and would be eligible to continue to receive Company benefits. If Mr. Vegh were to obtain new employment during such period, the consulting fee payable to Mr. Vegh would be reduced by the amount of compensation payable to Mr. Vegh under such new arrangement and the continued vesting of his option would terminate.

(6) Dr. Abati and Mr. Bourquin joined the Company on February 15, 1996 and July 31, 1996, respectively.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

  The following table provides certain information with respect to stock options granted to the Named Executive Officers in the last fiscal year. In addition, as required by Securities and Exchange Commission rules, the table sets forth the hypothetical gains that would exist for the options based on assumed rates of annual compound stock price appreciation during the option term.

                                          INDIVIDUAL GRANTS
                         ---------------------------------------------------
                                                                             POTENTIAL REALIZABLE
                                           PERCENT                             VALUE AT ASSUMED
                          NUMBER OF   OF TOTAL OPTIONS/                      ANNUAL RATES OF STOCK
                          SECURITIES    SARS GRANTED    EXERCISE              PRICE APPRECIATION
                          UNDERLYING    TO EMPLOYEES     OF BASE              FOR OPTION TERM(3)
                         OPTIONS/SARS     IN FISCAL       PRICE              ----------------------
NAME                      GRANTED(#)     YEAR(%)(4)     ($/SH)(5) EXPIRATION   5%($)      10%($)
----                     ------------ ----------------- --------- ---------- ---------- -----------
Phillip C. Radlick,
 Ph.D...................    75,000(1)         17%         $5.00     8/5/07   $  235,835 $  597,653
Gabriel B. Vegh.........    75,000(1)         17           5.00     8/5/07      235,835    597,653
Allan L. Abati, Ph.D....    15,000(1)          3           5.00     8/5/07       47,167    119,531
Omar Amirana, M.D.......    25,000(2)          6           5.00     8/5/07       78,612    199,218
Ronald E. Bourquin......    15,000(1)          3           5.00     8/5/07       47,167    119,531

--------
(1) Consists of stock options granted pursuant to the Company's 1993 Stock Option Plan. Options become exercisable over a four-year period subject to continued employment with the Company. The maximum term of each option granted is ten years from the date of grant. The exercise price is generally equal to the fair market value of the Common Stock on the grant date as determined by the Board of Directors.

(2) Consists of stock options granted pursuant to the Company's 1993 Stock Option Plan. Options become exercisable over a twelve-month period subject to continued employment with the Company. The maximum term of each option granted is ten years from the date of grant. The exercise price is generally equal to the fair market value of the Common Stock on the grant date as determined by the Board of Directors.

(3) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by the Securities and Exchange Commission. There is no assurance provided to any executive officer or any other holder of the Company's securities that the actual stock price appreciation over the 10 year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from the option grants made to the executive officers.

(4) The Company granted stock options representing 438,162 shares of the Company's Common Stock to employees in the last fiscal year.

(5) The exercise price may be paid in cash, in shares of Common Stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares. The Company may also finance the option exercise by loaning the optionee sufficient funds to pay the exercise price for the purchased shares and the federal and state income tax liability incurred by the optionee in connection with such exercise.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

  The following table sets forth certain information with respect to stock options exercised by the Named Executive Officers during the fiscal year ended December 31, 1997. In addition, the table sets forth the number of shares covered by stock options as of the fiscal year ended December 31, 1997 and the value of "in-the-money" stock options, which represents the positive spread between the exercise price of a stock option and the market price of the shares subject to such option at the end of the fiscal year ended December 31, 1997.

                                                     NUMBER OF
                                                    UNEXERCISED
                                                  OPTIONS/SARS AT       VALUE OF UNEXERCISED
                           SHARES                FISCAL YEAR END(#) IN-THE-MONEY OPTIONS/SARS AT
                         ACQUIRED ON    VALUE       EXERCISABLE/         FISCAL YEAR END($)
NAME                     EXERCISE(#) REALIZED($)   UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE(1)
----                     ----------- ----------- ------------------ ----------------------------
Phillip C. Radlick,
 Ph.D...................       0          --        269,226 / 0            $601,156 / $0
Gabriel B. Vegh.........       0          --        202,559 / 0            $379,488 / $0
Allan L. Abati, Ph.D....       0          --         75,696 / 0            $224,811 / $0
Omar Amirana, M.D.......       0          --         98,144 / 0            $229,604 / $0
Ronald E. Bourquin......       0          --         58,701 / 0            $114,715 / $0

--------
(1) Based on the $4.375 per share closing price of the Company's Common Stock on the Nasdaq National Market on December 31, 1997, less the exercise price of the options.

  Notwithstanding anything to the contrary set forth in any of the Company's filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report and the Stock Performance Graph which follows shall not be deemed to be incorporated by reference into any such filings.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The following is a report of the Compensation Committee of the Board (the "Committee") describing the compensation policies applicable to the Company's executive officers during the fiscal year ended December 31, 1997. The Committee is responsible for establishing and monitoring the general compensation policies and compensation plans of the Company, as well as the specific compensation levels for executive officers. Executive officers who are also directors have not participated in deliberations or decisions involving their own compensation.

GENERAL COMPENSATION POLICY

  Under the supervision of the Board, the Company's compensation policy is designed to attract and retain qualified key executives critical to the Company's growth and long-term success. It is the objective of the Board to have a portion of each executive's compensation contingent upon the Company's performance as well as upon the individual's personal performance. Accordingly, each executive officer's compensation package is comprised of two elements: (i) base salary which reflects individual performance and expertise, and (ii) long-term stock-based incentive awards which are designed to strengthen the mutuality of interests between the executive officers and the Company's stockholders. Additionally, some executives are eligible for variable bonus awards payable in cash which are tied to the achievement of certain performance goals that the Board establishes from time to time for the Company.

  The summary below describes in more detail the factors which the Board considers in establishing each of the three primary components of the compensation package provided to the executive officers.

BASE SALARY

  The level of base salary is established primarily on the basis of the individual's qualifications and relevant experience, the strategic goals for which he or she has responsibility, the compensation levels at companies which compete with the Company for business and executive talent, and the incentives necessary to attract and retain qualified management. Base salary is adjusted each year to take into account the individual's performance and to maintain a competitive salary structure. Company performance does not play a significant role in the determination of base salary.

CASH-BASED INCENTIVE COMPENSATION

  Cash bonuses are awarded on a discretionary basis to executive officers on the basis of their success in achieving designated individual goals and the Company's success in achieving specific Company-wide goals, such as customer satisfaction, revenue growth and earnings growth.

LONG-TERM INCENTIVE COMPENSATION

  The Company has utilized its stock option plans to provide executives and other key employees with incentives to maximize long-term stockholder values. Awards under this plan by the Board take the form of stock options designed to give the recipient a significant equity stake in the Company and thereby closely align his or her interests with those of the Company's stockholders. Factors considered in making such awards include the individual's position in the Company, his or her performance and responsibilities, and internal comparability considerations.

  Each option grant allows the executive officer to acquire shares of the Company's Common Stock at a fixed price per share (the fair market value on the date of grant) over a specified period of time (up to 10 years). The options typically vest in periodic installments over a four-year period, contingent upon the executive officer's continued employment with the Company. Accordingly, the option will provide a return to the executive officer only if he or she remains in the Company's service, and then only if the market price of the Common Stock appreciates over the option term.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

  Phillip C. Radlick has served as the Company's President and Chief Executive Officer since November 1994. His base salary for fiscal 1997 was $220,000. Other compensation paid to Dr. Radlick included a bonus based on his performance to objectives as set by the Board and relocation benefits as set forth in Dr. Radlick's employment agreement.

  The factors discussed above in "Base Salary," "Cash-Based Incentive Compensation," and "Long-Term Incentive Compensation" were applied by the Compensation Committee in establishing the amount of Dr. Radlick's salary and stock option grant. Dr. Radlick did not participate in any decisions related to his compensation. Significant factors the Compensation Committee considered in establishing Dr. Radlick's compensation included his individual performance, the achievement of specific objectives including clinical milestones achieved and performance to plan for the year. The Committee felt Dr. Radlick's performance in these areas contributed to achieving these objectives and, accordingly, exercised its judgment in awarding the salary increase, bonus and incentive stock options shown in the Summary Compensation Table.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

  The Compensation Committee has considered the impact of Section 162(m) of the Internal Revenue Code adopted under the Omnibus Budget Reconciliation Act of 1993, which section disallows a deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for the CEO and four other most highly compensated executive officers, respectively, unless such compensation meets the requirements for the "performance-based" exception to Section 162(m). As the cash compensation paid by the Company to each of its executive officers is expected to be below $1 million and the Committee believes that options granted under the Company's 1993 Stock Option Plan to such officers will meet the requirements for qualifying as performance-based, the Committee believes that Section 162(m) will not affect the tax deductions available to the Company with respect to the compensation of its executive officers. It is the Committee's policy to qualify, to the extent reasonable, its executive officers' compensation for deductibility under applicable tax law. However, the Company may from time to time pay compensation to its executive officers that may not be deductible.

                                          Compensation Committee:

                                          Joseph S. Lacob
                                          Charles P. Waite, Jr.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Compensation Committee of the Board of Directors currently consists of Joseph S. Lacob and Charles P. Waite, Jr. No member of the Compensation Committee or executive officer of the Company has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

                         TRANSACTIONS WITH MANAGEMENT

  In October 1996, the Company entered into a $2.5 million convertible note purchase agreement with certain of its existing investors, including Gabriel
B. Vegh, Executive Vice President, Chief Operating Officer and a Director of the Company. Mr. Vegh loaned the Company $14,750, plus interest, as his portion of the $2.5 million note purchase agreement. Upon closing of the Company's sale of shares of its Series E Convertible Preferred Stock, the $14,750 plus accrued interest converted to 2,605 shares of the Company's Series E Convertible Preferred Stock. During the period from November 1996 to January 1997, the Company borrowed a total of $2.5 million under this convertible note purchase agreement at an annual interest rate equal to the applicable Internal Revenue Service imputed rate in effect at the time of the borrowing. In March 1997, the holders of these notes converted the principal amount of these notes, together with accrued interest, into 440,963 shares of Series E Convertible Preferred Stock.

  In February 1997, the Company entered into a convertible note purchase agreement with certain investors and borrowed $750,000 under this convertible note purchase agreement at an annual interest rate of 5.66%. In March 1997, the holders of these notes converted the principal amount of these notes, together with accrued interest, into 130,955 shares of the Company's Series E Convertible Preferred Stock. At such time, an additional 1,784,823 shares of Series E Convertible Preferred Stock were issued and sold to certain investors at a purchase price of $5.74 per share.

  In December 1997, the Company loaned $300,000 to Phillip C. Radlick, Ph.D., its President and Chief Executive Officer, to facilitate the purchase of a principal residence in the Bay Area. The note bears interest at the minimum applicable federal rate and matures in December 2001. As security interest, Dr. Radlick granted the Company a security interest in his vested stock options.

  During 1997, the Company engaged the services of Armus Corporation and paid Armus a total of $67,484 for such services. Gabriel B. Vegh, a director of the Company and the Company's Executive Vice President and Chief Operating Officer, was the beneficial owner of 50% of the outstanding capital stock of Armus, as of December 31, 1997.

  The Company has entered into employment agreements with Dr. Radlick and Mr. Vegh, the terms of which are discussed in footnotes 4 and 5, respectively, of "Compensation of Executive Officers--Summary Compensation Table."

  The Company has entered into indemnification agreements with its officers and directors containing provisions which may require the Company, among other things, to indemnify its officers and directors (other than liabilities arising from willful misconduct of a culpable nature) and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

                            STOCK PERFORMANCE GRAPH

  The following graph compares the cumulative total stockholder return data for the Company's stock since June 6, 1997 (the date on which the Company's stock was first registered under Section 12 of the Securities Exchange Act of 1934, as amended) to the cumulative return over such period of (i) Cardima, Inc., (ii) the S&P Midcap Medical Products and Supplies Index and (iii) the Nasdaq National Market U.S. Composite Index. The graph assumes that $100 was invested on June 6, 1997, the date on which the Company completed the initial public offering of its Common Stock, in the Common Stock of the Company and in each of the comparative indices. The graph further assumes that such amount was initially invested in the Common Stock of the Company at a per share price of $7.00, the price to which such stock was first offered to the public by the Company on the date of its initial public offering, and reinvestment of any dividends. The stock price performance on the following graph is not necessarily indicative of future stock price performance.

                 COMPARISON OF YEAR CUMULATIVE TOTAL RETURN *
      AMONG CARDIMA, INC., S&P MIDCAP MEDICAL PRODUCTS AND SUPPLIES INDEX
                AND NASDAQ NATIONAL MARKET U.S. COMPOSITE INDEX

                     COMPARISON OF CUMULATIVE TOTAL RETURN

                              [PERFORMANCE GRAPH]

--------
* Assumes $100 invested on June 6, 1997, the effective date of the Company's Initial Public Offering, in stock or index, including reinvestment of dividends. Fiscal year ending December 31, 1997.

                                                                 6/6/97 12/31/97
                                                                 ------ --------
      Cardima, Inc..............................................  100      63
      S&P Midcap Medical Products and Supplies Index............  100     116
      Nasdaq National Market Total..............................  100     112

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Exchange Act requires the Company's directors, executive officers and persons who own more than 10% of the Company's Common Stock (collectively, "Reporting Persons") to file with the Securities and Exchange Commission ("SEC") initial reports of ownership and changes in ownership of the Company's Common Stock. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. To the Company's knowledge, based solely on its review of the copies of such reports received or written representations from certain Reporting Persons that no other reports were required, the Company believes that during its fiscal year ended December 31, 1997, all Reporting Persons complied with all applicable filing requirements.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

  This Proxy Statement incorporates certain documents of the Company by reference that are not presented herein or delivered herewith. Such documents are available to any person, including any beneficial owner, to whom this Proxy Statement is delivered, upon oral or written request, without charge, directed to 47266 Benicia Street, Fremont, California 94538, Attention: Chief Financial Officer, Cardima, Inc., telephone number (510) 354-0300. In order to ensure timely delivery of the documents, such requests should be made by May 7, 1998.

                                 OTHER MATTERS

  The Board of Directors knows of no other business that will be presented to the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies in the enclosed form will be voted in respect thereof as the proxy holders deem advisable.

  It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to mark, date, execute and promptly return the accompanying proxy card in the enclosed envelope.

                                          By Order of the Board of Directors,

                                          Ronald E. Bourquin
                                          Secretary

Fremont, California
April 23, 1998

                                 CARDIMA, INC.
Proxy

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                    AND MAY BE REVOKED PRIOR TO ITS EXERCISE

  The undersigned hereby appoints Phillip C. Radlick, Ph.D. and Ronald E. Bourquin proxies with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote all the shares of stock of Cardima, Inc. standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Stockholders of the Company to be held May 19, 1998, or any adjournment or postponement thereof.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1 AND 2.

  Unless contrary instructions are given below, this Proxy shall be voted according to the recommendations of the Board of Directors.

ITEM 1. ELECTION OF DIRECTORS:

          [_] FOR               [_] WITHHELD FOR ALL

  Michael J.F. Du Cros, Neal Moszkowski, Phillip C. Radlick, Ph.D., Gabriel B.
                          Vegh, Charles P. Waite, Jr.

WITHHELD FOR (Write that nominee's name.) ______________________________________

ITEM 2. RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

  The Board recommends a vote for ratification of the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 1998.
                      [_] FOR   [_] AGAINST   [_] ABSTAIN



[_] MARK HERE FOR ADDRESS
    CHANGE AND NOTE BELOW


                                             I PLAN TO ATTEND MEETING [_]

                                             Dated: ____________________ , 1998
                                             ----------------------------------
                                             ----------------------------------
                                                        Signature(s)

                                             Note: Please sign as name appears
                                             hereon. Joint owners must each
                                             sign. When signing as attorney-
                                             in-fact, executor, administrator,
                                             trustee or guardian, please give
                                             full title as such.

   PLEASE MARK, SIGN, DATE AND RETURN THIS
   PROXY CARD PROMPTLY USING THE ENCLOSED
         POSTAGE PRE-PAID ENVELOPE.